Exhibit 99
             Kasper A.S.L., Ltd. Agrees to Be Acquired by Kellwood

NEW YORK, June 12, 2003 -- Kasper A.S.L., Ltd. (OTC Bulletin Board: KASPQ.OB -
News) today reported that it has entered into an agreement to be acquired by Kellwood Company (NYSE: KWD - News). The purchase price consists of $111 million in cash, $40 million in Kellwood common stock, and the assumption of pre-paid royalties projected to be $12.6 million at closing, for an aggregate value of $163.6 million, plus the assumption of certain other liabilities. In addition, the purchase price is subject to adjustments as set forth in the purchase agreement. The transaction has the support of the Official Creditors' Committee.

The agreement with Kellwood is subject to higher and better offers, Bankruptcy Court approval and an auction to be conducted pursuant to Court- approved bidding procedures to determine the highest or best offer to the Company. Following the auction, the successful bid will be implemented through an amended plan of reorganization that will require, among other things, the approval of the requisite majority of the Company's creditors and confirmation by the Bankruptcy Court. Under the proposed Kellwood transaction, it is not contemplated that any distribution would be made to equity holders.

The Company also announced that, if the Kellwood transaction is consummated, it is intended that Gregg I. Marks will be promoted to Chief Executive Officer of Kasper and Joseph B. Parsons will be promoted to President and Chief Operating Officer of Kasper. The remainder of the management team is intended to remain in place.

John D. Idol, Chairman of the Board and Chief Executive Officer said, "The employees of Kasper have done an excellent job of revitalizing the Company and returning it to profitability. Kellwood, with its strong balance sheet, worldwide sourcing network, extensive customer base and excellent merchandising capabilities, will allow Kasper to achieve its next level of growth. The partnership of leveraging Kellwood's existing expertise with Kasper's strong brands will allow the Company to grow both its top and bottom lines, continuing as a strong division in Kellwood's portfolio."

Mr. Idol continued, "I intend to remain Chairman of the Board and CEO for a transition period, at which time I will resign to pursue other interests. The Kasper division will report directly to Stephen L. Ruzow, President of Womenswear at Kellwood. I look forward to working with Steve during this transition period."

Kasper A.S.L., Ltd. is a leading marketer and manufacturer of women's apparel and accessories. The Company's brands include Albert Nipon, Anne Klein, Kasper and Le Suit. These brands are sold in over 3,900 retail locations throughout the United States, Europe, the Middle East, Southeast Asia and Canada. The Company also licenses its Albert Nipon, Anne Klein, and Kasper brands for various men's and women's products.

Celebrating over 40 years of value, fashion and diversity, Kellwood is a $2.2 billion marketer of apparel and consumer soft goods. Kellwood specializes in branded as well as private label products, and markets to all channels of distribution with product specific to a particular channel. Kellwood brands include Sag Harbor(R), Koret(R), Jax(R), David Dart(R), Gerber(R), Democracy(R), David Meister(TM), Dorby(TM), My Michele(R), Briggs(TM), Vintage Blue(TM), EMME(R), Bill Burns(R), David Brooks(R), Kelty(R), XOXO(R), and Sierra Designs(R). Gerber(R), EMME(R), XOXO(R), and Bill Burns(R) are produced under licensing agreements.

This press release contains forward-looking statements within the meaning of the U.S. federal securities laws. Such forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. For a discussion of those risks and uncertainties, please see "Disclosure Regarding Forward-Looking Information" in Kasper's Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission on April 14, 2003 and Quarterly Report on Form 10-Q filed with the U.S. Securities and Exchange Commission on May 13, 2003. The Company undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Investors are also directed to other risks discussed in documents filed by the Company with the Securities and Exchange Commission.